FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
April 13, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 18, 2010 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
______

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______

DATE & TIME:	May 18, 2010 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS	To elect four directors for a three-year term and until their successors are elected and qualified;

To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40 million to 100 million;

To re-approve the performance criteria of the Company’s Amended and Restated 2005 Omnibus Incentive Plan; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 26, 2010.

VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso Corporate Secretary

Lake Success, New York
April 13, 2010

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
_______________

PROXY STATEMENT
Annual Meeting of Stockholders
To be held on May 18, 2010
_______________

  TABLE OF CONTENTS

i

Potential Payments Upon Termination of Employment	37
Employment Agreements	39
Change of Control Arrangements	40
DIRECTOR COMPENSATION	42
Cash Compensation Paid to Members of the Board of Directors	42
2005 Omnibus Incentive Plan	42
Director Retirement Plan	43
Deferred Compensation Program for Outside Directors	43
Indemnity Agreements	43
Director Summary Compensation Table	44
AUDIT COMMITTEE MATTERS	45
Report of the Audit Committee	45
Audit Committee Financial Expert	46
Fees Paid to Independent Registered Public Accounting Firm	46
PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010	47
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
Stock Ownership of Certain Beneficial Owners	48
Stock Ownership of Management	48
Section 16(a) Beneficial Ownership Reporting Compliance	50
PROPOSAL NO. 3 - AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40 MILLION TO 100 MILLION	51
PROPOSAL NO. 4 - RE-APPROVAL OF THE PERFORMANCE CRITERIA OF THE COMPANY’S AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN	53
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	55
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	55
MISCELLANEOUS	56

ii

BACK

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 18, 2010 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 26, 2010, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are first being mailed on or about April 13, 2010 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 26, 2010, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 31,152,004 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

 Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

 Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public

BACK

accounting firm for the fiscal year ending December 31, 2010, FOR the proposed amendment to the Company’s Certificate of Incorporation and FOR the re-approval of the performance criteria of the Company’s Amended and Restated 2005 Omnibus Incentive Plan (the “2005 Omnibus Incentive Plan”). With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

 Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

 Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm and the re-approval of the performance criteria of the 2005 Omnibus Incentive Plan require the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting.  The approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock.  Abstentions are considered present for purposes of determining the presence of a quorum and, along with votes withheld by brokers in the absence of instructions from “street name” holders (broker non-votes), if any, will not affect the plurality vote required for the election of directors, but will have the same effect as a vote against the other proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the ratification of the independent registered public accounting firm, the re-approval of the performance criteria of the 2005 Omnibus Incentive Plan and the approval of the amendment to the Company’s Certificate of Incorporation, but do not have that authority with respect to the election of directors.

 Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

BACK

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2010

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2009 are available at https://materials.proxyvote.com/343873.

BACK

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes, each comprised of four directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and B are serving terms expiring at the annual meeting of stockholders in 2011 and 2012, respectively.

The directors in Class C, whose terms expire at the 2010 annual meeting, are James D. Bennett, John R. Buran, Vincent F. Nicolosi, and Gerard P. Tully, Sr. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2013. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

 Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	82	Chairman of the Board	1967	2010(3)
John R. Buran	60	President, Chief Executive Officer and Director	2003	2010(3)
James D. Bennett	71	Director	1998	2010(3)
Steven J. D’Iorio	60	Director	2004	2012
Louis C. Grassi	54	Director	1998	2012
Sam Han	56	Director	2007	2012
Michael J. Hegarty	70	Director	1987	2011
John J. McCabe	66	Director	2003	2011
Vincent F. Nicolosi	70	Director	1977	2010(3)
Donna M. O’Brien	54	Director	2004	2011
John E. Roe, Sr.	76	Director	1968	2012
Michael J. Russo	75	Director	1984	2011
____________________
(1)	As of December 31, 2009.
(2)
Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.

(3)	Nominee for re-election at the 2010 annual meeting for a term expiring in 2013.

BACK

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.  In addition, described below are each director nominee’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

 Board Nominees

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.  Mr. Tully’s decades of experience with the Company in particular and the Banking industry in general in conjunction with his many years of leadership make him a valuable member of our Board of Directors.

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. Mr. Buran serves on the Board of Neighborhood Housing Services of New York where he chairs its Audit Committee. He is also a Trustee of St. Joseph’s College and a member of its Finance and Nominating Committees.  He is currently Chairman of the Board of the New York Bankers Service Corporation and Vice Chairman of the Board of the New York Bankers Association.  Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulation and other matters as applicable specific to the Company, make him a valuable member of our Board of Directors.  In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances especially qualifies him as a Board member to meet future such challenges.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.  Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi LLP in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.  Mr. Nicolosi’s legal background and knowledge of the Company’s marketplace, including in particular his experience in risk assessment and judgment in

BACK

the context of legal matters as an experienced litigator, makes Mr. Nicolosi a valuable member of our Board of Directors.

 Continuing Directors

Steven J. D’Iorio is Manager of Construction Services at Ogden CAP Properties, LLC.  Mr. D’Iorio has over 37 years of real estate, construction and development experience.  Mr. D’Iorio has held senior management positions with Time Warner, Inc., National Westminster Bank and Olympia & York.  Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and President of Grassi & Co., CPA’s, P.C. located in Jericho, New York, with a practice in accounting, tax and management consulting services. Mr. Grassi is also a partner and the President of Grassi Consulting and of GCM Systems, a computer company. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust.  Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors.

Sam Han is currently President and Founder of The Korean Channel, Inc. and has over 20 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the only premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on Time Warner and Cablevision. Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

Michael J. Hegarty is former President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer, a director and Chairman of the Audit Committee of EDO Corporation, formerly a New York Stock Exchange listed company and a manufacturer of defense systems and components.  Earlier in his career, Mr. Hegarty was an accountant with the firm Peat, Marwick, Mitchell and Company.  Mr. Hegarty’s extensive experience as a public company executive and board member and knowledge of the Company’s industry and history and his background as a certified public accountant make him a valuable member of our Board of Directors.

John J. McCabe has served as Chief Investment Strategist of Shay Assets Management, Inc. for the past eleven years and is co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of

BACK

Security Analysts, having served twice as its President. Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable addition to our Board of Directors.

Donna M. O’Brien is President of Community Healthcare Strategies, LLC, a nationally focused healthcare strategy operations and consulting firm. She has held senior level management positions in the healthcare industry including serving as Executive Vice President and Chief Administrative Officer of the Catholic Health System of Long Island and as Assistant Administrator at the University of Texas M.D. Anderson Cancer Center in Houston, Texas. She currently serves on the Board of Regents of Seton Hall University where she is on the Finance Committee and is Chair of the Audit Committee. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. Ms. O’Brien’s long history in senior-most administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.  Mr. Roe’s experience in the insurance industry in general and the Company’s risk profile in particular in the Company’s industry and regional market make him a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years.  Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of the Board of Directors.

 Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	59	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	45	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	47	Executive Vice President and Chief of Real Estate Lending
Barbara A. Beckmann	51	Senior Vice President
Allen M. Brewer	57	Senior Vice President
Astrid Burrowes	45	Senior Vice President
Caterina dePasquale	42	Senior Vice President
Ruth E. Filiberto	51	Senior Vice President
Ronald Hartmann	54	Senior Vice President
Paul W. Ho	52	Senior Vice President
Jeoung Jin	43	Senior Vice President
Theresa Kelly	48	Senior Vice President
Robert G. Kiraly	54	Senior Vice President
Patricia Mezeul	50	Senior Vice President
Leeann Tannuzzo	42	Senior Vice President
William J. Weichsel	60	Senior Vice President
____________________
(1)  As of December 31, 2009.

BACK

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Company in 1998 as Vice President/Controller. Prior to joining the Company, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Allen M. Brewer has been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, he served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Astrid Burrowes has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a certified public accountant.

Caterina dePasquale has been Senior Vice President/Director of Sales & Service since January 2010.  Ms. dePasquale joined the Company in 2007 as Vice President and Director of Retail Banking & Distribution.  Prior to joining the Company Ms. dePasquale held various Senior Vice President positions, including District Manager and Regional Service Manager, within the Retail Banking operations of Bank of America and its predecessor banks.

BACK

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resource department at First Data Corporation from 1993 to 2006.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Paul W. Ho has been Senior Vice President/Asian Markets of the Company since October 2009.  Prior to joining the Company, Mr. Ho held various Senior Vice President positions at HSBC National Bank, USA since 1993.

Jeoung (A.J.) Jin has been Senior Vice President/Residential & Mixed-Use Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank, and prior to that he held the position of Loan Administrator at Korea First Bank of New York.

Theresa Kelly has been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor of the Company since June 2007. Mr. Kiraly joined the Company in July 2006 as First Vice President & Chief Auditor. Prior to joining the Company, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group since 2004. Prior to that, Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Patricia Mezeul has been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Leeann Tannuzzo has been Senior Vice President/Director of Retail Banking and Investment Sales of the Company since January of 2010. Ms. Tannuzzo joined the Company in May 2006 as Vice President/Director of Sales where she managed the Company’s Investment & Insurance Program, Training and Retirement Services. In her current position, Ms. Tannuzzo also continues to lead the Company’s Investment & Insurance Program. From May 2005 through May 2006, Ms. Tannuzzo was a Regional Manager & Vice President at the Bank of New York, where she managed 21 retail branches. She held a similar position at the Bank of Smithtown as Vice President of Branch Administration.

William J. Weichsel has been Senior Vice President/Chief Investment Officer of the Company since June of 2007. He was promoted to First Vice President/Chief Investment Officer in July 2006. Mr. Weichsel joined the Company in 2000 as Vice President/Chief Investment Officer. Prior to joining the Company, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the U.S. Treasury Department.

BACK

CORPORATE GOVERNANCE

 Independence of Directors

The Board of Directors has determined that nine of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Tully is not deemed independent as a result of consulting fees he formerly received from the Company and the Bank. Mr. Nicolosi is not deemed independent as a result of the legal fees he receives from the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

 Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2009, the Board of Directors held 12 regular meetings and seven special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served. The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi, Han and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2009, this committee met nine times. The Report of the Compensation Committee is included on page 24.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Hegarty, Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2009 annual meeting of stockholders. During 2009, this committee met seven times. The Report of the Audit Committee is included on page 45.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be

BACK

proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. This committee held two meetings during 2009.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2009, the Bank Board held 12 regular meetings and seven special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

 Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members.  Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.  Consequently, when evaluating potential nominees, the Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders owning at least 1% of the Company’s outstanding common stock may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of

BACK

the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

 Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks.  The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

 Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were four loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2009. The highest aggregate balance of these loans at any time since January 1, 2009 was $1,037,200, and the aggregate balance of these loans at January 31, 2010 was $845,447. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2009. The Bank believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The Nominating and Governance Committee of the Company has approved the law firm of Nicolosi & Nicolosi LLP, of which Vincent F. Nicolosi is a partner, to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers.  In that capacity, Mr. Nicolosi represents the Bank in

BACK

connection with some of its closings.  In 2009, the borrowers paid an aggregate of $559,605 to Mr. Nicolosi or his firm in this regard.  Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager of the AMF Large Cap Equity Fund, which is managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $29,428 in 2009. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management.

From 1996 to 2009, Mr. Tully had a consulting agreement with the Bank and the Company. This agreement expired in November 2009. Mr. Tully’s remuneration under the agreement had been $160,000 in 2008 and $146,667 in 2009. Upon the expiration of the consulting agreement, no successor agreement was put in place and no consulting agreement currently exists between Mr. Tully and the Bank and the Company. Pursuant to his former agreement, Mr. Tully, in his capacity as Chairman, consulted with and advised the officers of the Bank and the Company and their respective Boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement would have terminated in the event Mr. Tully ceased to be Chairman, in which case he would have been paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. The agreement also provided that in the event Mr. Tully ceased to be Chairman within three months following a “Change in Control” (as defined in the 2005 Omnibus Incentive Plan of Flushing Financial Corporation), he would have been paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. Mr. Tully has announced his intention to retire from his position as Chairman of the Company on February 15, 2011.  Upon this date and contingent upon his retirement as Chairman and other circumstances, Mr. Tully will be provided a one-time lump sum payment of $125,000.

 Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

BACK

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2009 annual meeting attended such meeting.

 Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

 Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi, Han, and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. One such loan that was outstanding to immediate family members of directors who were members of the Compensation Committee during 2009 had a balance in excess of $120,000 at some time since the beginning of 2009. The highest balance of that loan at any time since January 1, 2009 was $224,800, and the balance of that loan at January 31, 2010 was $220,328. Such loan was made in the ordinary course of business and was fully approved in accordance with all of the Bank’s credit underwriting standards. This loan was included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” No such loan was made in 2009. The Bank believes that this loan does not involve more than the normal risk of collectibility or present other unfavorable features.

 Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee).  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation

BACK

Committee in the performance of its responsibilities. During fiscal year 2009, our Chief Financial Officer and Senior Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Company’s compensation consultant prior to making any final decisions.

 Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Committee and reports directly to the Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan. In 2009, as in prior years, the Committee engaged the Consultant, which presented the Committee with a discussion of compensation philosophy and proposed compensation elements and also an executive total direct compensation analysis and recommendations by the Consultant under the new regime of TARP regulations with regard to several executive officers, including the named executive officers. The Consultant did not utilize a peer group in its analysis. The Committee reviewed an analysis and recommendations approved by the Consultant and implemented these recommendations with regard to salary and equity awards for 2009. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.”

BACK

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

 Executive Summary

Our institution reported record earnings in 2009 while continuing to navigate the challenging negative economic environment which came to the forefront in 2008. Because we participated in the U.S. Treasury Capital Purchase Program of the Troubled Asset Relief Program (“TARP”), our compensation decisions during 2009 were constrained by TARP requirements.

Elements of 2009 Performance

Our institution’s strong capital, our ability to grow core deposits, and our traditionally strong credit discipline enabled us to increase net income in spite of the extreme challenges of 2009. Our strong performance in 2009 is reflected by the following:

•
Net income for 2009 increased 14.8% to $25.6 million. Diluted earnings per common share were adversely impacted by the one-time incurrence of TARP preferred stock costs and an increase of 9.3 million common shares associated with our common stock offering completed in September 2009. As a result, earnings per diluted common share decreased to $0.91.

•	Our institution remains well-capitalized under regulatory requirements, with core and risk-weighted capital ratios of 8.84% and 13.49% respectively.

•	In 2009, we successfully raised $101.5 million in capital through the sale of 9.3 million common shares in a public offering.

•
In October 2009 we exited from the TARP program by redeeming in full the $70.0 million of preferred stock we had issued to the U.S. Treasury under the TARP program in 2008, and in December 2009, repurchasing the related warrant.

•	Our return on average equity was 7.8% for 2009, as compared to the thrift industry average for 2009 of 0.84% (as reported by SNL Financial in their Thrift Index as of February 25, 2010).

•
We continued to grow our balance sheet in 2009, focusing on our funding sources to reduce our cost of funds. As a result of this focus, core deposits increased $434.7 million (a 43% increase), while reducing our reliance on certificates of deposit and borrowings, which decreased $205.9 million (a 14% decrease) and $78.7 million respectively (a 7% decrease).

•	Our institution continues to lend to the New York Metropolitan market, indicating our strong operating position during adverse macro-economic circumstances.

General TARP Compensation Restrictions

Late in 2008, the U.S. government began several programs to infuse capital into the financial sector to shore up the banking system and encourage lending. In particular, the $700 billion financial rescue package under the Emergency Economic Stabilization Act of 2008 (“EESA”) encouraged all healthy banks to accept funds at relatively attractive rates in order to further the policy goal of facilitating lending nationwide. On December 19, 2008, the Company received $70.0 million under the terms of the TARP program established under EESA, through a sale of preferred stock and issuance of a warrant to the U.S. Treasury Department, in accordance with terms set forth at that time.

BACK

At the time the Company elected to participate in the TARP program, the basic restrictions with respect to compensation consisted of the following:

•	requiring a “clawback” of any bonus or incentive compensation paid based on financial statements or performance metrics that are later proven to be materially inaccurate,

•	limiting the amount of severance payable in the event of involuntary termination,

•
having our Compensation Committee review the Company’s compensation arrangements with our senior risk officer to ensure that the arrangements do not encourage senior executive officers to take unnecessary and excessive risk that threaten the value of the Company, and

•	limiting the Company’s annual federal tax deduction for compensation payable to each of our named executive officers to $500,000.

These were restrictions we were willing to incur as a consequence of participation in the TARP program. Each of the named executive officers voluntarily waived his or her contractual legal rights with respect to changes in compensation arrangements made to enable us to comply with these requirements.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted. ARRA imposed additional executive compensation requirements applicable to participants in the TARP, regardless of when participation commenced, and directed the Treasury Department to establish standards implementing the new requirements. Of particular relevance to the Company’s executive compensation program, ARRA prohibited the payment or accrual of any bonus, retention award or incentive compensation to any of our named executive officers, subject to two exceptions:

•	grants of “long-term restricted stock” having a value not greater than one-third the total annual compensation of the award recipient, and subject to vesting and other restrictions, and

•	payments required under written employment contracts entered into on or before February 11, 2009.

ARRA also authorized the Treasury Department to seek the return of compensation paid prior to the enactment of ARRA under certain circumstances. The exact scope of these provisions was unclear prior to the adoption of Treasury regulations implementing ARRA, which did not occur until June 15, 2009.

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s financial performance. The Committee believes that such allocation is needed to attract and retain executive officers in the competitive New York metropolitan market.

Historically, the Company has evaluated its compensation against a peer group of banks and thrifts comprised of:

BACK

•	two New York City area banks that the Company considers its direct competitors, but which are significantly larger than the Company, and

•
a number of banks (19 in 2008) that are closer to the Company’s size (no more than twice as large and no less than half the size of the Company) that are located in major urban/suburban areas of the Northeast United States.

The Company has historically targeted the primary elements of compensation against the peer group as follows:

•	Base salary has historically been targeted at the median of the peer group, within a range of 20% above or below the median to reflect individual performance and experience.

•	Annual incentive bonus has historically been targeted at the 75th percentile of the peer group for meeting target levels of performance.

•
Total direct compensation (base salary plus annual bonus plus equity awards) has historically been targeted so that when the Company performs at the 75th percentile against its peers, compensation would be near the 75th percentile of the market. The Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators.

In 2009, the Company departed from its historical approach as a result of the constraints imposed by the TARP program. The ARRA restrictions, which significantly changed the permitted mix of compensation elements by drastically limiting the amount of cash incentive compensation payable, were adopted in February 2009. As a result, the Compensation Committee was required to make compensation decisions for 2009 without the benefit of information as to how the companies in its peer group were responding to the ARRA restrictions. Moreover, because a significant number of the Company’s competitors for executive talent were not participating in the TARP program, the Compensation Committee needed to create a compensation package which, while complying with the ARRA restrictions, would be competitive with the compensation programs of companies that were not subject to such restrictions.

As a result, the Compensation Committee determined to adopt an approach under which the baseline for determining 2009 compensation for the named executive officers was their 2008 total direct compensation, to be divided among the various elements of total direct compensation in a manner that would comply with the ARRA restrictions.

Our 2009 Executive Compensation Components

As in prior years, for the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•
performance-based annual incentive compensation (although historically paid in cash, performance-based annual incentive compensation for 2009 was established subject to applicable ARRA restrictions and ultimately paid in the form of “long-term restricted stock” and cash in accordance with such restrictions);

•	long-term equity incentive compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

BACK

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance based incentive bonuses and the amount of retirement benefits.

As a result of the enactment of ARRA in February 2009, the Compensation Committee was concerned that the statute’s prohibition on the accrual and payment of cash bonuses would significantly reduce the annual cash compensation of our named executive officers from the prior year.  In this regard, the Committee first noted the outstanding operational performance of the Company during recent years, including record net operating income, which performance the Committee acknowledged is due in great part to the senior management team. In this context, the Committee was concerned that the ARRA restrictions on cash bonuses would adversely impact the intended retentive effect of base salary compensation.  Further, the Committee generally agreed that the Company’s historical total cash compensation levels (consisting of salary and annual incentive compensation) were generally competitive and that the reduction of such levels in 2009 could expose the Company to solicitations of its senior management by competitors unconstrained by ARRA restrictions. In particular, it was noted that certain such competitors in the New York metropolitan and other regional markets were in fact not participating in TARP. In order to mitigate the anti-competitive effect of the ARRA restrictions, and the resulting perceived exposure to such solicitations in the context of these industry circumstances, the Committee determined to increase annual cash compensation to offset the impact of the unavailability of annual cash incentive bonuses. See the Summary Compensation Table on page 27 for further information regarding the amounts paid to each of our named executive officers.

Performance-Based Annual Incentive

The Company provides senior executives, including the named executive officers, with performance-based annual incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. These bonuses are provided under the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”). While we have historically paid all of the annual incentive compensation in cash, as a result of TARP restrictions a portion of the 2009 annual incentive bonus for our named executive officers was required to be paid in the form of equity.

The Incentive Bonus Plan permits the Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. Determinations of award targets and actual awards under the Incentive Bonus Plan have been generally intended to comply with Section 162(m) of the Internal Revenue Code as contemplated by the 2005 Omnibus Incentive Plan, which also permits awards not structured to so comply.

In March 2009, the Compensation Committee established performance targets and target bonus amounts for our named executive officers, subject to compliance with the TARP restrictions. At the time of their action, ARRA had recently been enacted and the Treasury regulations interpreting and implementing the statute had not yet been adopted, so the Committee’s actions were made in an environment of uncertainty as to the potential amount of bonus that would ultimately be permitted.

BACK

For all of our named executive officers except Ms. Kelly, the performance measures were based solely on Company-wide goals. These goals consisted of diluted operating earnings per common share and operating return on average equity, with each of these factors weighted equally. The Committee concluded that these goals continued to be suitable as recognized industry metrics and as appropriate for the Company in particular by combining and equally weighting financial performance incentives based on a traditional operating basis per common share and performance incentives based on the return on equity, which is a well-recognized measure used by many financial institutions. For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide goals and 30% on departmental goals, specifically loan advances and increases in core deposit amounts.  Target level performance for these factors was set as follows:

•
Diluted operating earnings per common share of $1.32. For this purpose, diluted operating earnings per common share excludes any gains or losses from balance sheet or corporate restructurings, net gains or losses for financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, net gains or losses on the sale of securities, changes to income tax laws, non-recurring items and merger related charges.

•	Operating return on average equity of 10.17%. For this purpose, the items excluded above for determining diluted operating earnings per common share are also excluded.

•
With respect to Ms. Kelly, the target operating business segment performance components were set at levels that the Committee considered would collectively be reasonably difficult for her to achieve based on historical performance of those metrics and the reasonable expectation regarding achievement of those goals in 2009. The specific goals set for 2009 were not collectively achieved in 2008 and thus required improved performance for achievement in 2009.

The target performance levels were consistent with the Company’s 2009 Strategic Plan. For each performance factor, the threshold performance level was set at 80% of the target level.  For 2009, no additional amounts were payable for performance above the target level.

The 2009 target bonus under the Incentive Bonus Plan for the named executive officers, in accordance with the TARP requirements, was equal to 50% of his or her annual salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid; achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the target level of performance would result in a bonus equal to 100% of the target bonus. The amount of bonus would be prorated for performance at levels between these stated levels. Within the Incentive Bonus Plan the Committee reserves the right to reduce, but not increase, the amount of bonus paid in its discretion.

The Compensation Committee met in December 2009 to determine the amounts earned under the Incentive Bonus Plan and determined that quantitative company-wide performance had exceeded threshold levels to an extent triggering the payment of bonus compensation, but not to an extent attaining target levels. Specifically, the Committee determined, and the Board of Directors approved, payment of incentive bonus constituting approximately 61% of the target bonus for each of the named executive officers other than Ms. Kelly. Ms. Kelly failed to achieve threshold performance on one of her departmental goals and attained above target level on the other component. Taking into account both the Company-wide and departmental performance, the Committee determined, and the Board of Directors approved, payment of incentive bonus constituting approximately 58% of the target bonus for Ms. Kelly.

On October 28, 2009 the Company redeemed the preferred shares issued under the TARP program. In addition, on June 15 the Treasury had issued its regulations interpreting and implementing the TARP restrictions added by ARRA. These regulations provided that the portion of the annual incentive bonus attributable to the periods prior to the issuance of

BACK

the regulations (January 1 through June 15) and after repayment of the TARP funds (for the Company, October 29 through December 31) could be paid in cash, and the portion of the incentive bonus attributable to the remainder of the year could be paid in “long-term restricted stock” as defined under the TARP regulations (subject to a limit on the amount of “long-term restricted stock” equal to 50% of the remaining “annual compensation” paid in 2009). Application of these restrictions resulted in a calculation that 62.5% of the incentive award could be paid in cash and 37.5% of the incentive award could be paid in “long-term restricted stock.” As permitted under the TARP regulations, the “long-term restricted stock” was issued in the form of restricted stock units (“RSUs”). The RSUs were valued based on the book value of the Company’s common stock on the date of grant (December 21), which was higher than the market price of the common stock on that date, resulting in the issuance of fewer RSUs than would have been issued based on the market price. Consequently, our senior executives received the following RSUs under our Incentive Bonus Plan for 2009: Mr. Buran, 7,216 RSUs valued at $84,072; Mr. Fry, 3,103 RSUs valued at $36,155; Ms. Grasso, 3,817 RSUs valued at $44,464; Mr. Korzekwinski, 3,316 RSUs valued at $38,633; and Ms. Kelly, 2,185 RSUs valued at $25,450. The grant date fair value of these awards, based on the market price of the common stock, is shown in note 1 to the Grants of Plan Based Awards Table on page 29.  While the TARP regulations permitted a grant that became fully vested on the second anniversary of the date of grant, the Committee chose to impose a longer vesting schedule more consistent with its historic grants of RSUs.  As a result, the awards vest 40% on the second anniversary of the date of grant, and an additional 20% on each of the next three succeeding anniversaries, subject to accelerated vesting in certain situations.

Long-Term Equity Incentive Compensation

The Company provides the named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their stake in the Company. Historically, this has been provided by grants of restricted stock units and stock options, with the allocation between these two types of awards based on the recommendations of the Committee to the Board of Directors. Long-term equity incentive compensation awards are structured in accordance with the shareholder approved the 2005 Omnibus Incentive Plan.

In January 2009, the Committee decided to change the annual equity award date from June to January of each year. This decision was made to more closely align the Company’s compensation programs with the Company’s fiscal year. The Committee felt that this would enable the compensation process to be more effective by having compensation decisions related to long-term equity grants made at the same time that the Committee was considering the extent to which the annual incentive for the prior year had been earned.

In the grant made in January 2009, the Committee utilized the Company’s equity plan to reward outstanding performance with incentives that focus our management team on the task of creating long-term shareholder value. The nature and size of awards were determined by a number of factors, including the Company’s performance against the Strategic Plan and the individual performance of the named executive officers. In this decision-making, the Committee also considered the Company’s level of earnings for 2008 as well as the practical and quantitative aspects of its recent company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s equity plans. The grants are shown in detail in the Grants of Plan Based Awards Table on page 29. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20% on each of the first five anniversaries of the grant.

BACK

Tax Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the named executive officers, in order to provide a competitive compensation package within the market that the Company operates.

In 2006 the Company froze the Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”).  Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits).

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis. The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2009, the contribution was approximately 5% of eligible compensation as defined in the Bank’s 401(k) Savings Plan.

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive benefits not permitted to be provided under the tax-qualified plans due to Internal Revenue Code limitations.

The SSIP allows participating executive officers to defer a portion of their compensation in excess of the amount permitted under the tax-qualified plan. The Bank matches 50% of each participant’s contributions to the SSIP. Participants direct the investments of their contributions and the Bank contributions in the SSIP among the mutual fund investments made available by the Bank. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment.  A participant may elect to have amounts credited after 2009 distributed prior to termination of employment, on dates specified by the participant at the time of making the election to defer, which must be at least two years after the deferral election is made.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

As a result of restrictions under the TARP regulations, each of the named executive officers was required to forego 37.5% of the amount he or she would otherwise have been entitled to have credited as phantom shares under the terms of the SSIP.

BACK

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2009 are not included in column (i) of the Summary Compensation Table on page 27 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 27 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 37. Mr. Buran’s employment agreement also provides for supplemental retirement benefits, as described under the heading “Potential Payments Upon Termination or Change in Control” on page 37.

Allocation of Executive Compensation

The TARP program, and particularly the uncertainty created by the enactment of ARRA in February 2009, caused the Compensation Committee to restructure the mix of compensation elements from the allocation the Committee would otherwise have chosen. In particular, the limitations on incentive pay added by ARRA led the Committee to increase the portion of total direct compensation allocated to base salary.

Executive Stock Ownership Guidelines

In 2006, the Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term horizon.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50% of their “profit shares” and Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon stock option exercises or vesting of full-value awards following payment of applicable taxes with respect to the award.

BACK

Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive officer reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Under the TARP program, for 2009 the maximum amount deductible as compensation for each of the officers subject to Section 162(m) is $500,000 without regard to whether their compensation qualifies as “performance-based.”

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Compensation Committee certifies that:

(1)  It has reviewed with the Company’s senior risk officer the Company’s senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Flushing Savings Bank;

(2)  It has reviewed with the Company’s senior risk officer the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Flushing Savings Bank; and

(3)  It has reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Flushing Financial Corporation to enhance the compensation of any employee.

Risk Assessment

In 2009, we enhanced our current risk assessment processes to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of Thrift Supervision, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. Our executive compensation program has always reflected a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In this regard we reviewed our:

•	corporate annual incentive plans for executives and senior officers

•	bank goal and incentive programs for lending officers in both commercial, residential and mixed use areas

BACK

•	retail banking incentive programs and

•	business bank incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions

•	whether and to what extent the participant’s transactions may be material to the Company

•	what risks the business of the participant faces

•	what risk factors of the Company are exposed to a particular business unit of the participant

•	whether the incentive is designed reasonably to achieve the intended goals

•	whether the incentive in the past has resulted in excessive risk to the Company

•	whether incentive pay is high in comparison with base compensation

•	whether adjustments may be made based on quality as well as quantity of performance and

•	whether a plan is subject to controls on award determinations.

Risk Assessment of Senior Executive Officer Plans

The Company’s Annual Incentive Plan for Executives and Senior Officers, which provides annual performance-based incentive compensation to our named executive officers and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan.

•
The performance measures applicable for the Chief Executive Officer and Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•
The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, and in the past have exercised such discretion.

While the Annual Incentive Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Incentive Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Moreover, the Company’s Executive Stock Ownership Guidelines, which are described in the Compensation Discussion and Analysis, require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the

BACK

Company’s Supplemental Savings Incentive Plan provides that supplemental credits (amounts that cannot be credited as tax-qualified profit sharing contributions) be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

Risk Assessment of Employee Compensation Plans

The Company has four incentive programs for employees, in which senior executive officers do not participate.

•	Bank Goal and Incentive Program for Mortgage Loan Officers - Commercial

•	Bank Goal and Incentive Program for Mortgage Loan Officers - Residential and Mixed Use

•	Retail Incentive Recognition Program

•	Business Banking Incentive Plan

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent or problematic loans made by the employee in the prior year. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company.

General Risk Assessment

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives results in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

             THE COMPENSATION COMMITTEE

             Michael J. Russo, Chairman
             Louis C. Grassi, CPA
             Sam Han
             Donna M. O’Brien
             John E. Roe, Sr.

BACK

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 37.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) (3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
John R. Buran	2009	735,054	—	153,648	25,704	140,120	13,450	154,422(5)	1,222,398
President and Chief Executive Officer of the Company and the Bank	2008	570,000	—	213,070	76,640	290,700	20,403	155,086	1,325,899
	2007	520,000	—	166,500	64,500	272,000	18,800	134,124	1,175,924

David W. Fry	2009	316,105	—	78,021	16,506	60,258	12,151	52,536(6)	535,577
Executive Vice President, Treasurer and Chief Financial Officer of the Company; Executive Vice President/Finance of the Bank	2008	236,500	—	125,905	50,295	96,900	18,771	48,395	576,766
	2007	210,000	—	99,900	43,000	89,800	16,804	39,375	498,879

Maria A. Grasso	2009	388,758	—	99,379	17,514	74,107	—	58,999(7)	638,757
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2008	290,000	—	164,645	50,295	119,200	—	53,717	677,857
	2007	262,500	—	133,200	43,000	109,800	—	31,039	579,539

Francis W. Korzekwinski	2009	337,773	—	80,364	16,506	64,388	14,554	53,903(8)	567,488
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2008	255,000	—	125,905	50,295	103,600	24,960	49,499	609,259
	2007	237,500	—	99,900	43,000	97,800	16,623	42,262	537,085

Theresa Kelly	2009	235,243	—	47,667	5,544	42,417	—	42,603(9)	373,474
Senior Vice President Business Banking of the Company and the Bank	2008	207,500	—	67,795	14,370	56,200	—	39,046	384,911
	2007	192,500	—	58,275	21,500	57,900	—	20,180	350,355
_____________
(1)
Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP are shown in the “Registrant Contribution in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 34.

(2)
Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants made in the fiscal years ended December 31, 2009, 2008 and 2007, all of which were granted pursuant to the 2005 Omnibus Incentive Plan. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal

BACK

year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(3)
Includes RSUs granted pursuant to the Incentive Bonus Plan as a result of TARP limitations on cash incentive payments.  The grant date fair value of such incentive awards is: $79,376 for Mr. Buran, $34,133 for Mr. Fry, $41,987 for Ms. Grasso, $36,476 for Mr. Korzekwinski, and $24,035 for Ms. Kelly.

(4)
Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Grasso and Ms. Kelly are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified defined contribution and deferred compensation plans are pegged to investments that are available to the general public.

(5)
Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the Defined Contribution Retirement Program (“DCRP”), $13,292 in profit sharing contributions, $50,000 in contributions allocated by the Company to Mr. Buran’s SERP Account, $70,873 in contributions allocated by the Company pursuant to the SSIP, and $3,107 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(6)
Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,292 in profit sharing contributions, $21,063 in contributions allocated by the Company pursuant to the SSIP, and $1,031 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(7)
Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,292 in profit sharing contributions, $28,113 in contributions allocated by the Company pursuant to the SSIP, and $444 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(8)
Consists of $7,350 in matching contributions to the 401(k) Savings Plan, $9,800 in contributions to the DCRP, $13,292 in profit sharing contributions, $22,963 in contributions allocated by the Company pursuant to the SSIP, and $498 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(9)
Consists of $6,359 in matching contributions to the 401(k) Savings Plan, $9,410 in contributions to the DCRP, $13,292 in profit sharing contributions, $13,182 in contributions allocated by the Company pursuant to the SSIP, and $360 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

BACK

Grants of Plan Based Awards in 2009

All stock, option and non-equity incentive plan awards granted by the Company to the named executive officers in 2009 are shown in the following tables. They were all granted under the 2005 Omnibus Incentive Plan.

Name	Grant Date	Estimated Possible Payments under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/sh)	Closing Market Price on Date of Grant of Option Awards(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)
John R. Buran	1/30/2009				20,400	8.44	7.92	25,704
	1/30/2009			8,800				74,272
	3/17/2009	220,516	367,527
David W. Fry	1/30/2009				13,100	8.44	7.92	16,506
	1/30/2009			5,200				43,888
	3/17/2009	94,832	158,053
Maria A. Grasso	1/30/2009				13,900	8.44	7.92	17,514
	1/30/2009			6,800				57,392
	3/17/2009	116,627	194,379
Francis W. Korzekwinski	1/30/2009				13,100	8.44	7.92	16,506
	1/30/2009			5,200				43,888
	3/17/2009	101,332	168,887
Theresa Kelly	1/30/2009				4,400	8.44	7.92	5,544
	1/30/2009			2,800				23,632
	3/17/2009	70,573	117,622

_____________________
(1)
Reflects total amounts payable under the Incentive Bonus Plan at threshold and target levels of performance.  For 2009, no additional amounts were payable for performance above target level.  The performance targets and the extent to which they were achieved are discussed under the heading “Executive Compensation - Compensation Discussion and Analysis” on page 16.  At the time of grant, the Compensation Committee determined that these awards would be paid in cash to the fullest extent permitted under the TARP program.  As a result of TARP limitations reflected in Treasury Department regulations, 62.5% of the amount earned under the Incentive Bonus Plan was paid in cash (the amount of which is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table) and the remaining 37.5% was paid in the form of RSUs intended to qualify as “long-term restricted stock” under those regulations.  The number of RSUs granted to each named executive officer was determined by taking the dollar amount of the incentive award payable in “long-term restricted stock” and dividing it by the book value of the Company’s common stock on the date of grant ($11.65), resulting in the following RSU grants made on December 21, 2009:

Name	# Units (RSUs)	Grant Date Fair Value($)
John R. Buran	7,216	79,376
David W. Fry	3,103	34,133
Maria A. Grasso	3,817	41,987
Francis W. Korzekwinski	3,316	36,476
Theresa Kelly	2,185	24,035

These RSUs vest 40% on the second anniversary of the date of grant and an additional 20% on each subsequent anniversary of the date of grant, but vest in full upon the holder’s death or disability, retirement on or after December 21, 2011, termination of employment prior to December 21, 2011 due to a change in control, or upon a change in control while

BACK

employed after December 21, 2011.  Dividend equivalents with respect to dividends paid prior to December 21, 2011 are subject to the same vesting and payment provisions as the RSUs scheduled to vest on December 21, 2011.  All other cash dividend equivalents are payable currently.

(2)
All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.

(3)
All of these options are non-qualified options with a ten-year term. The options vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. Options terminate immediately upon a termination for cause, 60 days after a voluntary resignation, six months after an involuntary termination without cause, two years after termination on account of retirement, death or disability, and one year after a voluntary resignation or involuntary termination without cause that follows a change in control.

(4)
Under the 2005 Omnibus Incentive Plan, the exercise price under an option award is determined by the Compensation Committee, but such price may not be less than the fair market value of the Company’s common stock on the date of the grant. Fair market value is defined as the mean of the highest and lowest quoted selling price, regular way, of the Company’s common stock on the Nasdaq Global Select Market on the last trading day before the date of grant, unless the Compensation Committee determines otherwise. Pursuant to SEC rules, this table shows both the actual exercise price of the stock option awards granted and the closing market price of the Company’s common stock on the date of grant.

BACK

Outstanding Equity Awards at 2009 Fiscal Year-End

		Option Awards				Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
John R. Buran	12/21/09	—	—	—	—	7,216	81,252
	1/30/09	—	20,400	8.44	1/29/2019	8,800	99,088
	6/17/08 6/19/07	3,200 6,000	12,800 9,000	19.37 16.65	6/16/2018 6/18/2017	8,800 6,000 4,000	99,088 67,560 45,040
	6/20/06	9,000	6,000	16.44	6/19/2016
	6/21/05	70,000	—	17.88	6/20/2015	6,000	67,560
	6/15/04	10,000	—	16.77	6/14/2014	—	—
	6/17/03	18,000	—	13.47	6/16/2013	—	—
	6/18/02	37,500	—	12.37	6/17/2012	—	—
	7/17/01	33,750	—	10.89	7/16/2011	—	—
Totals		187,450	48,200	—	—	40,816	459,588
David W. Fry	12/21/09	—	—	—	—	3,103	34,940
	1/30/09	—	13,100	8.44	1/29/2019	5,200	58,552
	6/17/08	2,100	8,400	19.37	6/16/2018	5,200	58,552
	6/19/07	4,000	6,000	16.65	6/18/2017	3,600	40,536
	6/20/06	6,000	4,000	16.44	6/19/2016	2,400	27,024
	6/21/05	5,000	—	17.88	6/20/2015	1,000	11,260
	6/15/04	10,000	—	16.77	6/14/2014	—	—
	6/17/03	2,400	—	13.47	6/16/2013	—	—
	6/18/02	2,700	—	12.37	6/17/2012	—	—
	7/17/01	1,800	—	10.89	7/16/2011	—	—
Totals		34,000	31,500	—	—	20,503	230,864
Maria A. Grasso	12/21/09	—	—	—	—	3,817	42,979
	1/30/09	—	13,900	8.44	1/29/2019	6,800	76,568
	6/17/08	2,100	8,400	19.37	6/16/2018	6,800	76,568
	6/19/07	4,000	6,000	16.65	6/18/2017	4,800	54,048
	5/01/06	30,000	20,000	16.79	4/30/2016	4,200	47,292
Totals		36,100	48,300	—	—	26,417	297,455
Francis W. Korzekwinski	12/21/09	—	—	—	—	3,316	37,338
	1/30/09	—	13,100	8.44	1/29/2019	5,200	58,552
	6/17/08	2,100	8,400	19.37	6/16/2018	5,200	58,552
	6/19/07	4,000	6,000	16.65	6/18/2017	3,600	40,536
	6/20/06	3,000	2,000	16.44	6/19/2016	2,400	27,024
	6/21/05	5,000	—	17.88	6/20/2015	1,000	11,260
	6/15/04	4,000	—	16.77	6/14/2014	—	—
	6/17/03	7,500	—	13.47	6/16/2013	—	—
	6/18/02	18,000	—	12.37	6/17/2012	—	—
Totals		43,600	29,500	—	—	20,716	233,262

BACK

		Option Awards				Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Theresa Kelly	12/21/09	—	—	—	—	2,185	24,603
	1/30/09	—	4,400	8.44	1/29/2019	2,800	31,528
	6/17/08	600	2,400	19.37	6/16/2018	2,800	31,528
	6/19/07	2,000	3,000	16.65	6/18/2017	2,100	23,646
	5/31/06	6,000	4,000	16.74	5/30/2016	1,400	15,764
Totals		8,600	13,800	—	—	11,285	127,069

 _______________________
(1)
All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years.

(2)
Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the last trading day before the grant date.

(3)
All restricted shares/units vest at a rate of 20% per year over a period of five years, except for the RSUs granted on December 21, 2009, which vest 40% on the second anniversary of the date of grant and an additional 20% on each subsequent anniversary of the date of grant.

(4)	Market value is based on the closing market price of the Company’s common stock on December 31, 2009.

BACK

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	32,300	75,259	14,200	151,010
David W. Fry	—	—	5,700	60,245
Maria A. Grasso	—	—	5,400	54,662
Francis W. Korzekwinski	—	—	5,500	58,119
Theresa Kelly	—	—	2,100	21,168

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	178,944	—
David W. Fry	Retirement Plan	7.8	159,909	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	168,509	—
Theresa Kelly(3)	Retirement Plan	—	—	—
____________________
(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.

(2)
Present value of accumulated benefit as of December 31, 2009. See note 10 to the Company’s audited financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K for that year for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2006.

(3)
Ms. Grasso and Ms. Kelly joined the Company in May of 2006. They are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after

BACK

September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan is limited to $220,000, which is the limit that was in effect for 2006.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2009 annual benefits were limited to $195,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility was limited to Senior Vice Presidents and above, grandfathering all existing Vice Presidents currently participating or who became eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Officers may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) Savings Plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	18.71%
Goldman Sachs Structured Small Cap Growth	35.86%
Goldman Sachs Government Income Fund	4.97%
Fidelity Money Market Fund	0.61%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares.  All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested.  Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change in control.

BACK

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment.  For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits (to the extent vested) distributed prior to termination of employment.  The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credits $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”).  Amounts credited to Mr. Buran’s SERP account may be invested by Mr. Buran in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control” on page 37.

BACK

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An employee’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	92,102	120,873(4)	157,833(5)	—	995,746(6)
David W. Fry	31,295	21,063	67,240	—	286,862
Maria A. Grasso	39,576	28,113	17,402	—	156,511
Francis W. Korzekwinski	33,440	22,963	18,310	—	453,951
Theresa Kelly	23,289	13,182	8,137	—	85,721
____________________
(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 27.

(2)
Reflects Bank credits under the SSIP and the SERP, including amounts credited in 2010 that relate to 2009. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 27.

(3)
Consists of account balance at December 31, 2009 plus amounts credited in 2010 that relate to 2009. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $282,976; Mr. Fry, $93,814; Ms. Grasso, $85,938; Mr. Korzekwinski, $101,254; and Ms. Kelly, $55,140. Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $434,791; Mr. Fry, $60,542; Ms. Grasso, $60,815; Mr. Korzekwinski, $66,925; and Ms. Kelly, $31,868.

(4)	Reflects $70,873 of contributions under the SSIP and $50,000 of contributions under the SERP.

(5)	Reflects unrealized net gains of $118,318 of earnings under the SSIP and $39,515 of earnings under the SERP.

(6)	Reflects $807,817 in aggregate balance under the SSIP and $187,929 in aggregate balance under the SERP.

BACK

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2009. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2009 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Non-Qualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under the 401(k) Savings Plan.

 Potential Payments Upon Termination of Employment

	Cash Severance Payment	SSIP or SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$187,929	—	—	—	—	—	$ 187,929
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$187,929	—	$517,116	—	—	$1,547,000	$2,252,045
Disability(6)	$1,554,364	$500,000	—	$517,116	—	—	—	$2,571,480
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$3,483,300	$500,000	$131,043	$435,864	—	—	—	$4,550,207
Change of Control(7)	$3,483,300	$500,000	$131,043	$517,116	$1,897,847	$900,224	—	$7,429,530
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$267,806	—	—	$669,600	$ 937,406
Disability(6)	$471,907	—	—	$267,806	—	—	—	$ 739,713
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$960,300	—	$127,703	$232,866	—	—	—	$1,320,869
Change of Control(7)	$960,300	—	$127,703	$267,806	$610,216	$351,129	—	$2,317,154
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$23,548	—	$336,653	—	—	$823,500	$1,183,701
Disability(6)	$580,370	$23,548	—	$336,653	—	—	—	$ 940,571
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,181,100	—	$3,323	$293,674	—	—	—	$1,478,097
Change of Control(7)	$1,181,100	$23,548	$3,323	$336,653	$599,249	$313,633	—	$2,457,506

BACK

	Cash Severance Payment	SSIP or SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$270,204	—	—	$715,500	$985,704
Disability(6)	$504,256	—	—	$270,204	—	—	—	$774,460
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,026,300	—	$29,394	$232,866	—	—	—	$1,288,560
Change of Control(7)	$1,026,300	—	$29,394	$270,204	—	$374,951	—	$1,700,849
Theresa Kelly		—
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$12,165	—	$139,477	—	—	$481,600	$633,242
Disability(6)	$339,413	$12,165	—	$139,477	—	—	—	$491,055
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$653,600	—	$1,979	$114,874	—	—	—	$770,453
Change of Control(7)	$653,600	$12,165	$1,979	$139,477	$317,287	$194,843	—	$1,319,351

_____________
(1)
Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below.  For Ms. Grasso and Ms. Kelly, amounts shown in this column reflect accelerated vesting of SSIP benefits, which benefits are fully vested for other executive officers and disclosed under the “Nonqualified Deferred Compensation” on page 34.

(2)	Reflects present value of such benefits using a 5.75% discount rate. See description under “Employment Agreements” following this table.

(3)
Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2009.

(4)	See description under “Change of Control Arrangements” following this table.

(5)
Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.

(6)
In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12.

(7)
If termination occurs prior to a change of control, the executive will receive a pro rata portion of the bonus payable for the year of termination (to the extent the performance goals for the year were satisfied). If termination follows a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). The table includes an amount on account of this payment (in the Cash Severance Payment column) because the Company paid bonuses for 2009 in January 2010, and so a bonus for 2009 would have been payable had the change of control occurred on December 31, 2009.

BACK

 Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Mses. Grasso and Kelly (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical and retiree life insurance programs at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

BACK

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

 Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest (except that, in accordance with Treasury regulations under the TARP program, if the change of control occurs before December 21, 2011, the RSUs granted on December 21, 2009 will vest only upon a termination of employment due to the change of control); (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

BACK

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•
the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•
approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

BACK

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s directors for the fiscal year ended December 31, 2009. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Except as noted below, all of the Company’s directors are paid at the same rate. The differences among directors in the table below are a function of, among other things, additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local advisory boards if applicable.

Equity awards are valued at the grant date fair value and expensed ratably over the vesting period, but without reduction for assumed forfeitures. The table below includes the ratable portion of grants made both in the current and in prior years to the extent the vesting period for those grants fell in such year.

 Cash Compensation Paid to Members of the Board of Directors

For the fiscal year ended December 31, 2009, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) are entitled to receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company.  In addition, the current policy commencing in 2010, which may not necessarily be extended beyond the tenure of the Company’s current Chairman of the Board, is that the Chairman of the Board receives a fee of $75,000 per year for services to the Company and the Bank in those capacities.  No amounts were paid to our Chairman of the Board under that policy for the year ended December 31, 2009.  The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $2,000,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

 2005 Omnibus Incentive Plan

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Outside Director receives an annual award of 3,600 restricted stock units, or shares of restricted stock if so determined by the Compensation Committee, as of June 1 of each year. Beginning in January 2009 the Committee decided to change the annual equity award date from June 1 to January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the June 1 (or for grants made beginning 2009, January 30) following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1 or January 30, provided the award holder is a director of the Company on each such

BACK

date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

 Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

 Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2009 there were no participants in this plan.

 Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

BACK

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2009.

Name(1)
	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerard P. Tully, Sr.	94,000	30,384	—	—	146,667(5)	271,051
James D. Bennett	71,350	30,384	—	—	—	101,734
Steven J. D’Iorio	77,500	30,384	—	—	—	107,884
Louis C. Grassi	86,000	30,384	—	—	—	116,384
Sam Han	67,500	30,384	—	—	—	97,884
Michael J. Hegarty	83,500	30,384	—	—	—	113,884
John J. McCabe	63,000	30,384	—	36,855	—	130,239
Vincent F. Nicolosi(6)	72,400	30,384	—	—	—	102,784
Donna M. O’Brien	69,500	30,384	—	—	—	99,884
John E. Roe, Sr.	79,000	30,384	—	—	—	109,384
Michael J. Russo	82,500	30,384	—	—	—	112,884

________________
(1)
John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 27.

(2)	Reflects the amount of compensation earned in 2009 for an annual retainer, Board and committee meetings, local advisory boards, and property inspection fees.

(3)
Reflects the grant date fair value of awards granted in the fiscal year ended December 31, 2009. Assumptions used in the calculation of such amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010. As of December 31, 2009, each Director had the following aggregate number of stock awards outstanding: Gerard P. Tully, Sr., 7,200 RSUs; Michael J. Hegarty, 7,200 RSUs; James D. Bennett, 7,200 RSUs; Steven J. D’Iorio, 7,200 RSUs; Louis C. Grassi, 7,200 RSUs; Sam Han, 6,900 RSUs; John J. McCabe, 7,200 RSUs; Vincent F. Nicolosi, 7,200 RSUs; Donna M. O’Brien, 7,200 RSUs; John E. Roe, Sr., 7,200 RSUs; and Michael J. Russo, 7,200 RSUs. References to these RSUs for each Director are included in the Stock Ownership of Management Table on page 48.

(4)
No stock options were granted to directors in 2009.  As of December 31, 2009, each Director had the following aggregate number of stock option awards outstanding: Gerard P. Tully, Sr., 22,750; Michael J. Hegarty, 86,000 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett, 59,400; Steven J. D’Iorio, 16,875; Louis C. Grassi, 59,400; Sam Han, 0; John J. McCabe, 31,725; Vincent F. Nicolosi, 59,400; Donna M. O’Brien, 16,875; John E. Roe, Sr., 29,700; and Michael J. Russo, 44,550.

(5)
Represents aggregate amounts earned pursuant to a consulting agreement with the Bank and the Company that expired in November 2009. A description of the principal terms of the consulting agreement is contained under the heading “Transactions with Related Persons, Promoters and Certain Control Persons” on page 12.

(6)	See “Transactions with Related Persons, Promoters and Certain Control Persons” on page 12 for a description of certain transactions that may be deemed to result in compensation to Mr. Nicolosi.

BACK

AUDIT COMMITTEE MATTERS

 Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of five Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for audit committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2009 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

                   THE AUDIT COMMITTEE

                   Louis C. Grassi, CPA, Chairman
                   Michael J. Hegarty
                   Donna M. O’Brien
                   John E. Roe, Sr.
                   Michael J. Russo

BACK

 Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr. Grassi is a certified public accountant and a certified fraud examiner.

 Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2009 and 2008 by the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees	$546,000	$533,250
Audit-Related Fees	63,000	89,550
Tax Fees	40,500	—
All Other Fees	178,295	27,300

Total Fees	$827,795	$578,606

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of work associated with Company filings of Forms S-3 including the Prospectus Statement, and Forms S-8 with the Securities and Exchange Commission.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2009 and 2008, all audit and non-audited services provided by Grant Thornton were pre-approved by the Audit Committee in accordance with its charter.

BACK

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2010

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of Grant Thornton for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider its selection. Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. Representatives of Grant Thornton are expected to attend the 2010 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

BACK

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of February 26, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Wellington Management Company, LLP(2)	1,924,115	6.18%
75 State Street
Boston, Massachusetts 02109

Blackrock, Inc.(3)	1,797,351	5.77%
40 East 52nd Street
New York, NY 10022
__________________
(1)	On February 26, 2010, the total number of outstanding shares of the Company’s common stock was 31,152,004.

(2)
According to its filing with the SEC on Schedule 13G/A, Wellington Management Company, LLP. has sole dispositive power with respect to none of these shares of common stock, shared dispositive power with respect to 1,924,115, sole voting power with respect to none of these shares, and shared voting power with regard to 1,167,871 of these shares.

(3)	According to its filing with the SEC on Schedule 13G, Blackrock Inc., has sole dispositive and voting power with respect to 1,797,351 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 26, 2010, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
Gerard P. Tully, Sr.	336,678(3)	1.08%
John R. Buran	291,740(4)	0.94%
James D. Bennett	112,075(5)	0.36%
Steven J. D’Iorio	46,912(6)	0.15%
Louis C. Grassi	115,886(7)	0.37%
Sam Han	16,200(8)	0.05%
Michael J. Hegarty	354,473(9)	1.14%
John J. McCabe	72,449(10)	0.23%
Vincent F. Nicolosi	104,765(11)	0.34%
Donna M. O’Brien	51,912(12)	0.17%
John E. Roe, Sr.	146,099(13)	0.47%
Michael J. Russo	290,646(14)	0.93%
David W. Fry	68,033(15)	0.22%
Maria A. Grasso	65,622(16)	0.21%
Francis W. Korzekwinski	125,356(17)	0.40%
Theresa Kelly	26,132(18)	0.08%
All current directors and executive officers as a group (28 persons)	2,407,570(19)	7.73%
_______________
(1)
Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the

BACK

power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and has voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 26, 2010, as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 26, 2010. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after February 26, 2010, except upon termination of employment or Board service of certain individuals.

(2)
On February 26, 2010, the total number of shares of common stock outstanding was 31,152,004 (including shares held by the Employee Benefit Trust). As of February 26, 2010, other than Messrs. Tully and Hegarty, who beneficially owned 1.08% and 1.14% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 7.73% of the outstanding shares of common stock.

(3)
Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 56,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 14,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,000 shares held by Contractors Associates, Inc. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.

(4)
Includes 28,822 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 191,530 shares underlying exercisable stock options, and 4,669 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 56,056 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(5)	Includes 59,400 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.

(6)	Includes 16,875 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.

(7)	Includes 59,400 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.

(8)	Excludes 9,300 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.

(9)	Includes 86,000 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.

(10)	Includes 31,725 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.

(11)
Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 59,400 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.

(12)	Includes 16,875 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Ms O’Brien’s termination of Board service.

(13)
Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 8,000 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 29,700 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.

(14)
Includes 212,696 shares held jointly by Mr. Russo and his spouse, with whom he shares voting and dispositive power, and 44,550 shares underlying exercisable stock options. Also includes 9,600 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.

(15)
Includes 15,445 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 36,620 shares underlying exercisable stock options, and 4,669 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 29,663 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

BACK

(16)
Includes 11,101 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 38,880 shares underlying exercisable stock options, and 4,669 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 37,257 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(17)
Includes 13,184 shares held jointly by Mr. Korzekwinski and his spouse, with whom he shares voting and dispositive power. Also includes 40,504 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 46,220 shares underlying exercisable stock options, and 4,669 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 29,876 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(18)
Includes 7,935 shares credited to Ms. Kelly’s account in the 401(k) Savings Plan, and 9,480 shares underlying exercisable stock options. Excludes 15,525 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(19)
Includes 164,204 shares credited to accounts of executive officers in the 401(k) Savings Plan, 803,345 shares underlying exercisable stock options held by executive officers and directors, and 74,704 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 96,000 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 268,173 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.

 Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2009, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

BACK

PROPOSAL NO. 3

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK FROM 40 MILLION TO 100 MILLION

The Board of Directors has approved, subject to stockholder approval, an amendment (the “Share Amendment”) to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance from 40 million to 100 million.  The additional shares of Common Stock to be authorized by adoption of the Share Amendment would have rights identical to our currently outstanding shares of Common Stock.  The number of authorized shares of our preferred stock will not be affected by the Share Amendment.  The number of shares of our authorized preferred stock will be maintained at 5 million.

The Board has adopted, declared advisable and directed to be submitted to the stockholders the proposed Share Amendment to amend the first paragraph of paragraph (A) of Article FOURTH thereof to read in its entirety as follows:

“FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 consisting of 5,000,000 shares of preferred stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and 100,000,000 shares of common stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).”

The Share Amendment would become effective upon its approval by our stockholders and the subsequent filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to our Certificate of Incorporation.

Of the 40 million shares of Common Stock that are presently authorized, as of December 31, 2009, approximately 33,385,576 million shares of Common Stock are either issued and outstanding or reserved for issuance.  As a result, excluding our specific reserves, fewer than 6,614,424 shares are currently available for future issuance.

The purpose of this Proposal 3 is to submit the proposed Share Amendment to the holders of outstanding shares of Common Stock for their approval, which is required to give effect to the Share Amendment.  The terms of the additional shares of Common Stock contemplated by the Share Amendment will be identical to those of the currently outstanding shares of Common Stock.  Since holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock may reduce the percentage ownership interest of the current holders of Common Stock in the total outstanding shares of Common Stock.  This proposed amendment and the creation of additional authorized shares of Common Stock will not alter the current number of issued shares.  The relative rights and limitations of the shares of Common Stock will remain unchanged under the amendment proposed in this Proposal 3.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.  The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult.  For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain

BACK

persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

The Board of Directors believes that, by increasing the authorized number of shares of our Common Stock, we will make available a reasonable number of shares for future financing transactions and other appropriate corporate opportunities and purposes.  We consider from time to time potential strategic transactions and/or financings pursuant to which we may need to issue shares of our capital stock.  We have not yet reached agreement with respect to any such transaction.  Having a sufficient number of shares authorized will facilitate our consummating such a transaction in the future without the additional delay of seeking stockholder approval.  Once authorized, the Board of Directors would establish the terms on which any authorized shares may be issued.

The holders of Common Stock do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future and, therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders.  The holders of Common Stock have no appraisal rights with respect to Proposal 3.  Further, the Board of Directors would be able to issue the shares of Common Stock authorized pursuant to this Proposal 3 without further authorization for such issuance by stockholders and does not presently intend to obtain such authorization in the event it declares stock splits and/or dividends in the future.

The Board of Directors of the Company believes that the proposed increase in the number of authorized shares of Common Stock from 40 million to 100 million as set forth in this Proposal 3 is necessary and desirable for the reasons described above.  If approved, the proposed increase in the number of authorized shares of Common Stock will be given effect by the filing of an amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

BACK

PROPOSAL NO. 4

RE-APPROVAL OF THE PERFORMANCE CRITERIA OF THE
COMPANY’S AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN

The Board of Directors is asking stockholders to re-approve the material terms of the performance criteria that may apply to awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “2005 Omnibus Incentive Plan”), which was approved at our 2005 annual meeting.  Re-approval of the performance criteria is required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if we are to preserve our ability to take a federal tax deduction for performance awards under the 2005 Omnibus Incentive Plan.  Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the three other most highly compensated executive officers of a corporation (other than the chief financial officer).  The deduction limit does not apply to qualified “performance-based compensation,” which requires that awards be subject to performance criteria, the material terms of which were approved by stockholders within five years before the grant date.  Because almost five years have passed since approval of the 2005 Omnibus Incentive Plan, the Board of Directors is submitting this proposal to stockholders for re-approval of the material terms of the performance criteria set forth in the 2005 Omnibus Incentive Plan.  Stockholder approval will permit the Company to award “performance-based compensation” that is fully tax deductible to the Company.  The terms of the 2005 Omnibus Incentive Plan, including the eligible participants and the annual limits on awards that may be granted thereunder, will remain unchanged regardless of the results of the voting on this matter.

Performance Criteria Under the 2005 Omnibus Incentive Plan

The 2005 Omnibus Incentive Plan authorizes the Compensation Committee to grant awards subject to satisfaction of pre-established performance conditions.  For these awards to qualify as “performance-based” under Section 162(m), the Compensation Committee must set objective performance goals, in accordance with the 2005 Omnibus Incentive Plan, based on one or more of the following performance criteria for the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company:

•	sales or other sales or revenue measures;
•	operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;
•	net income or net income per common share (basic or diluted) or net interest income;
•	operating efficiency ratio;
•	return on average assets, return on investment, return on capital, or return on average equity;
•	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
•	loan originations, loan production, loan growth, non-performing loans;
•	deposits or deposit growth;
•	net interest, net interest spread, net interest margin;
•	fee income;
•	economic profit or value created;
•	operating margin;
•	stock price or total stockholder return; and
•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals

BACK

relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-APPROVAL OF THE PERFORMANCE CRITERIA OF THE COMPANY’S AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN.

BACK

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 19, 2010. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2011 annual meeting of stockholders must be received by the Corporate Secretary on or before March 18, 2011 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2011 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 14, 2010. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

BACK

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Maria A. Grasso Corporate Secretary

Lake Success, New York
April 13, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

BACK

FFIC FLUSHING Financial Corp.
www.flushingfinancial.com

C123456789

000004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 18, 2010.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1. Election of Class B Directors:

Nominee	For	Withhold
01 - Gerard P. Tully, Sr. (for a term expiring in 2013)	☐	☐
02 - John R. Buran (for a term expiring in 2013)	☐	☐
03 - James D. Bennett (for a term expiring in 2013)	☐	☐
04 - Vincent F. Nicolosi (for a term expiring in 2013)	☐	☐

Proposal	For	Against	Abstain
2. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2010.	☐	☐	☐
3. Approval of an Amendment to the Company's Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 40 Million to 100 Million.	☐	☐	☐
4. Re-approval of the Performance Criteria of the Company's Amended and Restated 2005 Omnibus Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 0 2 5 2 6 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

0167UB

BACK

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FFIC FLUSHING Financial Corp.

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2010

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 18, 2010 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors' recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR proposal 2, proposal 3 and proposal 4.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED BELOW, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.